Southern Community Financial Corporation
Announces Results for the Fourth Quarter 2008
And Year Ended December 31, 2008

Winston-Salem, NC – (MARKET WIRE) – 1/22/2009 – Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO)

Financial Highlights

•	Net interest margin for the fourth quarter 2008 increased 22 basis points to 3.10% from 2.88% in the third quarter 2008
•	Nonperforming loans were 1.10% of total loans at December 31, 2008 compared with 0.91% of total loans at September 30, 2008
•	Nonperforming assets were 1.12% of total assets at December 31, 2008 compared with 0.84% at September 30, 2008
•	Annualized fourth quarter 2008 net charge-offs increased to 0.43% of average loans compared with 0.28% for the third quarter 2008
•	Fourth quarter provision for loan losses of $2.36 million, an increase of $1.01 million compared to $1.35 million in the third quarter 2008
•	Allowance for loan losses was 1.43% of total loans at December 31, 2008 compared to 1.35% at September 30, 2008 and 1.20% at year-end 2007
•	Loan and deposit growth for 2008 was excellent at 10.6% and 18.0%, respectively
•	Received $42.75 million in new capital under the Treasury’s Capital Purchase Program
•
Fourth quarter 2008 net income of $1.56 million, or $0.08 diluted earnings per common share, in line with third quarter 2008 earnings of $1.63 million, or $0.09 diluted earnings per common share, despite an increase in provision for loan losses of $1.0 million

•
2008 earnings of $5.85 million, or $0.33 diluted earnings per common share, decreased 22% from $7.55 million, or $0.43 diluted earnings per common share, for 2007; however 2008 earnings included an increase in the provision for loan losses of $5.39 million over 2007 provision

•	Declared cash dividend of $0.04 per share for fourth quarter

Southern Community Financial Corporation (NASDAQ: SCMF) (NASDAQ: SCMFO), the holding company for Southern Community Bank and Trust, reported net income of $1.56 million for the fourth quarter of 2008, compared with $1.63 million for the third quarter of 2008 and $1.89 million for the fourth quarter of 2007. Earnings per diluted common share were $0.08 in the fourth quarter 2008, $0.09 in the third quarter 2008 and $0.11 in the fourth quarter 2007. For the year ended December 31, 2008, net income of $5.85 million ($0.33 per diluted common share) decreased from the $7.55 million ($0.43 per diluted common share) for the prior year. The respective increases in the provision for loan losses of $1.01 million for the fourth quarter 2008 on a linked quarter basis and $5.39 million for the year ended December 31, 2008 were largely responsible for the decrease in earnings for those periods.  Earnings in the earnings per common share calculation represents net income reduced for dividends that are payable on the $42.75 million in preferred stock issued to the United States Treasury on December 5, 2008.

Asset Quality

During the fourth quarter of 2008, nonperforming loans increased to $14.4 million (or 1.10% of total loans) from $12.0 million (or 0.91% of total loans) at September 30, 2008.  Nonperforming assets increased to $20.2 million (or 1.12% of total assets) at December 31, 2008 from $15.1 million (or 0.84% of total assets) at September 30, 2008.  Net charge-offs totaled $1.5 million during the fourth quarter, or 0.43% of average loans on an annualized basis, a 60% increase compared to $920 thousand (or 0.28% of average loans, annualized) in third quarter 2008.  Nonperforming loans, nonperforming assets and net charge-offs activity continue to be predominantly related to residential construction and development lending as 82% of nonperforming loans, 87% of nonperforming assets and 81% of net charge-offs originated from this segment of the loan portfolio.

The provision for loan losses of $2.36 million for the fourth quarter increased $1.01 million compared to the third quarter 2008 provision and increased $1.61 million compared to the fourth quarter 2007 provision.  The allowance for loan losses at December 31, 2008 of $18.9 million represented 1.43% of total loans and 1.31 times nonperforming loans compared with 1.35% of total loans and 1.49 times nonperforming loans at September 30, 2008.

“As this challenging economic environment became more severe during the fourth quarter and is expected to persist through 2009, we are continuing to work with our customers to resolve problem credits,” said F. Scott Bauer, Chairman and Chief Executive Officer.  “Through the efforts of our lending officers, credit administrators and executive management who monitor our delinquent and problem credits constantly, we successfully managed to hold the increase in nonperforming loans during the quarter to only $2.4 million. We prudently increased our allowance for loan losses to a level that better handles the increased risk in our loan portfolio due to the growth in charge-offs and nonperforming loans.  As a result of this action, I believe we will be better positioned for the first quarter of 2009, at which time we expect nonperforming assets to increase from current levels.  While this level of nonperforming assets is higher than our historical average, we believe it is manageable and continues to reflect the difficult housing market conditions that persist across our footprint.

While managing the challenges of this current credit environment is our top priority, we are also focused on margin improvement through pricing discipline and expense control as well as profitable and prudent growth.  We are pleased that our underlying earnings and core business remain strong which positions us well for the future.

We intend to leverage our new capital in a responsible manner and promote customer initiatives to foster improvement in the financial well-being of our customers and the economies within our local communities.  Following the recent $42.75 million investment under the Treasury’s Capital Purchase Program, we believe we have sufficient capital and liquidity to weather the current economic environment and our regulatory capital ratios remain at levels that continue to be considered ‘well capitalized’,” Bauer said.

Financial Performance

Net interest income of $12.82 million for the fourth quarter 2008 increased by 8% compared with $11.86 million in the third quarter 2008, and 14.1% over the $11.24 million in the fourth quarter 2007.  Net interest margin of 3.10% for the fourth quarter 2008 increased 22 basis points from 2.88% compared with the linked quarter and declined 5 basis points from 3.15% for the fourth quarter 2007.  Growth in net interest income in the fourth quarter 2008 was significantly influenced by the impact of the 175 basis point reduction in the Federal Reserve’s target funds rate on market interest rates.  The Company’s deposit and borrowing costs repriced downward to a greater extent than its asset yields due to the institution of interest rate floors on a majority of its variable rate loans.

Non-interest income of $2.52 million during the fourth quarter increased by $441 thousand or 21.2% compared with the third quarter 2008 primarily due to the $440 thousand nonrecurring loss on certain terminated derivative contracts during third quarter 2008.  Also affecting fourth quarter non-interest income was a $138 thousand decrease in wealth management income on a sequential basis attributable to lower transaction volumes and overall market conditions.  This impact was offset by $98 thousand in gains on sales of investment securities and $50 thousand increase in income from SBIC activities.  Non-interest income for the twelve months ended December 31, 2008 remained relatively flat compared to the same period in 2007 as increases in service charge income, gains on derivatives and wealth management income were offset by $2.04 million decrease in SBIC income.

Non-interest expenses of $10.7 million for the fourth quarter 2008 increased $449 thousand or 4% on a linked quarter basis and $166 thousand or 1.6% year-over- year.  On a linked quarter basis, the increase in non-interest expenses included a $360 thousand increase in legal and professional services expense, a $291 thousand write-off of goodwill related to prior acquisition of a mortgage company and $99 thousand in writedowns of foreclosed properties.  Increased problem loan workout activity was the primary reason for the increased legal and professional services for the fourth quarter.  As an annualized percentage of average assets, the expense load represented 2.35% of average assets for the fourth quarter 2008 and 2.42% of average assets for the twelve months ended December 31, 2008.

As of December 31, 2008, total assets amounted to $1.80 billion, representing an increase of $234.8 million, or 15% year-over-year driven by strong loan and deposit growth.  On a linked quarter basis, asset growth for the fourth quarter 2008 was relatively flat.  The loan portfolio decreased by $8.6 million or 1.0% sequentially during the fourth quarter due primarily to the payoff of one large commercial construction loan.  Total deposits stood at $1.23 billion at December 31, 2008, an increase of $187.9 million or 18.0% year-over-year.  During the fourth quarter 2008, deposits decreased $29.9 million or 2.4% from the September 30, 2008 level as depositors withdrew some liquidity from money market accounts for seasonal needs or in response to management’s strategy to improve funding costs.

At December 31, 2008, stockholders’ equity of $188.0 million represented 10.4% of total assets.  Stockholders’ equity increased $45.1 million or 32% from $142.8 million at September 30, 2008 primarily as a result of $42.75 million in preferred stock issued to the U.S. Treasury under its Capital Purchase Program. Regulatory capital ratios remain in excess of the “well capitalized” threshold.

Southern Community’s executive management team will host a conference call on January 23, 2009, at 10:00 AM Eastern Time to discuss the quarter-end results.  The call can be accessed by dialing 1-877-741-4239 or 1-719-325-4762 and entering pass code 4742889.  A replay of the conference call can be accessed until 11:59 pm on February 6, 2009, by calling 1-888-203-1112 or 1-719-457-0820 and entering pass code 4742889.  You may access additional presentation materials for this conference call in the Investor Relations section of Southern Community’s web site at www.smallenoughtocare.com.

Southern Community Financial Corporation is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty-two banking offices throughout North Carolina.

Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively.  Additional information about Southern Community Financial Corporation is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

This news release contains forward-looking statements.  Such statements are subject to certain factors that may cause the Company’s results to vary from those expected.  These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof.  The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

For additional information:
F. Scott Bauer - Chairman/CEO
James Hastings, Executive Vice President/CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					For the Year Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
Income Statement	2008	2008	2008	2008	2007	2008	2007

Total Interest Income	$24,278	$24,412	$23,727	$24,325	$25,370	$96,742	$98,908
Total Interest Expense	11,459	12,553	11,947	13,323	14,132	49,282	55,141
Net Interest Income	12,819	11,859	11,780	11,002	11,238	47,460	43,767

Provision for Loan Losses	2,360	1,350	3,530	925	750	8,165	2,775

Net Interest Income after Provision for Loan Losses	10,459	10,509	8,250	10,077	10,488	39,295	40,992

Non-Interest Income
Service Charges on Deposit Accounts	1,487	1,491	1,475	1,406	1,441	5,859	4,931
Income from mortgage banking activities	233	219	358	484	325	1,294	1,343
Investment brokerage and trust fees	147	285	335	371	289	1,138	915
SBIC income (loss) and management fees	89	39	82	(150)	394	60	2,103
Gain (Loss) and Net Cash Settlement on Economic Hedges	-	(440)	330	1,044	19	934	79
Other Income	464	483	518	434	372	1,899	1,960
Total Non-Interest Income	2,518	2,077	3,098	3,589	2,840	11,282	11,331

Non-Interest Expense
Salaries and Employee Benefits	5,088	5,535	5,621	5,794	5,467	22,038	21,218
Occupancy and Equipment	1,930	1,854	1,931	1,964	2,021	7,679	7,928
Other	3,635	2,815	3,120	2,802	2,999	12,372	11,754
Total Non-Interest Expense	10,653	10,204	10,672	10,560	10,487	42,089	40,900

Income Before Taxes	2,324	2,382	676	3,106	2,841	8,488	11,423
Provision for Income Taxes	766	754	73	1,041	948	2,634	3,869

Net Income	$1,558	$1,628	$603	$2,065	$1,893	$5,854	$7,554

Effective dividend on preferred stock	185	-	-	-	-	185	-

Net income available to common shareholders	$1,373	$1,628	$603	$2,065	$1,893	$5,669	$7,554

Net Income per Common Share
Basic	$0.08	$0.09	$0.03	$0.12	$0.11	$0.33	$0.43
Diluted	$0.08	$0.09	$0.03	$0.12	$0.11	$0.33	$0.43

Balance Sheet	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
	2008	2008	2008	2008	2007
Assets
Cash and due from Banks	$25,215	$27,453	$37,576	$35,037	$31,905
Federal Funds Sold & Int Bearing Balances	2,180	2,605	3,607	4,752	2,250
Investment Securities	334,455	313,113	316,336	296,151	228,933

Loans held for sale	316	920	2,106	4,110	1,929

Loans	1,314,811	1,323,360	1,285,014	1,235,952	1,188,438
Allowance for Loan Losses	(18,851)	(17,929)	(17,499)	(14,853)	(14,258)
Net Loans	1,295,960	1,305,431	1,267,515	1,221,099	1,174,180

Bank Premises and Equipment	40,030	39,264	39,672	38,790	38,997
Goodwill	49,501	49,792	49,792	49,792	49,792
Other Assets	56,368	59,283	55,101	40,721	41,196

Total Assets	$1,804,025	$1,797,861	$1,771,705	$1,690,452	$1,569,182

Liabilities and Stockholders' Equity
Deposits
Non-Interest Bearing	$102,048	$104,988	$114,685	$109,534	$109,895
Money market, savings and NOW	475,772	523,949	560,094	507,105	495,448
Time	655,292	634,037	542,622	526,096	439,894
Total Deposits	1,233,112	1,262,974	1,217,401	1,142,735	1,045,237

Borrowings	373,213	378,500	401,667	393,306	372,405
Accrued Expenses and Other Liabilities	9,743	13,549	10,747	10,061	9,201
Total Liabilities	1,616,068	1,655,023	1,629,815	1,546,102	1,426,843

Total Stockholders' Equity	187,957	142,838	141,890	144,350	142,339

Total Liabilities and Stockholders' Equity	$1,804,025	$1,797,861	$1,771,705	$1,690,452	$1,569,182

Book Value per Common Share	$8.78	$8.22	$8.17	$8.33	$8.18

											As of or
	As of or for the three months ended										For the Year Ended
	Dec 31,		Sep 30,		Jun 30,		Mar 31,		Dec 31,		Dec 31,		Dec 31,
	2008		2008		2008		2008		2007		2008		2007

Per Common Share Data:
Basic Earnings per Share	$0.08		$0.09		$0.03		$0.12		$0.11		$0.33		$0.43
Diluted Earnings per Share	$0.08		$0.09		$0.03		$0.12		$0.11		$0.33		$0.43
Book Value per Share	$8.78		$8.22		$8.17		$8.33		$8.18		$8.78		$8.18
Cash dividends paid	$0.040		$0.040		$0.040		$0.040		$0.040		$0.160		$0.155

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	0.34%		0.36%		0.14%		0.51%		0.48%		0.34%		0.50%
Return on Average Equity (annualized) ROE	4.01%		4.57%		1.68%		5.84%		5.35%		4.02%		5.45%
Return on Tangible Equity (annualized)	5.98%		7.13%		2.60%		9.12%		8.42%		6.18%		8.64%
Net Interest Margin	3.10%		2.88%		2.99%		2.98%		3.15%		2.99%		3.19%
Net Interest Spread	2.88%		2.67%		2.76%		2.67%		2.77%		2.75%		2.81%
Non-interest Income as a % of Revenue	16.42%		14.90%		20.82%		24.60%		20.17%		19.21%		20.57%
Non-interest Income as a % of Average Assets	0.56%		0.45%		0.71%		0.89%		0.72%		0.65%		0.75%
Non-interest Expense to Average Assets	2.35%		2.27%		2.47%		2.61%		2.67%		2.42%		2.70%
Efficiency Ratio	69.46%		73.22%		71.73%		72.37%		74.49%		71.65%		74.23%

Asset Quality:
Nonperforming Loans	$14,433		$12,007		$12,796		$7,012		$2,052		$14,433		$2,052
Nonperforming Assets	$20,178		$15,086		$14,210		$8,042		$2,827		$20,178		$2,827
Nonperforming Loans to Total Loans	1.10%		0.91%		1.00%		0.57%		0.17%		1.10%		0.17%
Nonperforming Assets to Total Assets	1.12%		0.84%		0.80%		0.48%		0.18%		1.12%		0.18%
Allowance for Loan Losses to Period-end Loans	1.43%		1.35%		1.36%		1.20%		1.20%		1.43%		1.20%
Allowance for Loan Losses to Nonperforming Loans (X)	1.31	X	1.49	X	1.37	X	2.12	X	6.95	X	1.31	X	6.95	X
Net Charge-offs to Average Loans (annualized)	0.43%		0.28%		0.28%		0.11%		0.23%		0.28%		0.14%

Capital Ratios:
Equity to Total Assets	10.42%		7.94%		8.01%		8.54%		9.07%		10.42%		9.07%
Tangible Equity to Total Tangible Assets (1)	5.51%		5.26%		5.28%		5.69%		6.00%		5.51%		6.00%

Average Balances:
Year to Date
Interest Earning Assets	$1,588,542		$1,569,306		$1,535,388		$1,485,037		$1,370,413
Total Assets	1,738,868		1,717,357		1,680,842		1,625,164		1,513,619
Total Loans	1,279,041		1,264,744		1,238,843		1,219,800		1,114,677
Equity	145,754		142,800		143,282		142,190		138,693
Interest Bearing Liabilities	1,474,539		1,456,848		1,421,227		1,368,420		1,250,986

Quarterly
Interest Earning Assets	$1,645,832		$1,636,404		$1,586,068		$1,485,037		$1,416,061
Total Assets	1,802,934		1,789,593		1,736,520		1,625,164		1,559,047
Gross Loans	1,321,621		1,315,983		1,257,886		1,219,800		1,176,945
Equity	154,552		141,846		144,374		142,190		140,470
Interest Bearing Liabilities	1,527,227		1,527,316		1,474,186		1,368,420		1,291,307

Weighted Average Number of Shares Outstanding
Basic	17,369,765		17,369,925		17,354,298		17,359,452		17,449,203		17,363,395		17,559,352
Diluted	17,398,432		17,416,675		17,401,298		17,401,589		17,466,703		17,398,318		17,624,399
Period end outstanding shares	16,769,675		17,370,175		17,370,175		17,319,351		17,399,882		16,769,675		17,399,882

(1) - Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.

Management provides the above non-GAAP measure, footnote (1) to provide readers with the impact of purchase accounting on this key financial ratio.